Exhibit 99.1

One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Telephone (805) 447-1000
Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S FOURTH QUARTER 2009 ADJUSTED

EARNINGS PER SHARE DECREASED 1 PERCENT TO

$1.05; FULL YEAR 2009 ADJUSTED EARNINGS PER

SHARE INCREASED 8 PERCENT TO $4.91

Fourth Quarter 2009 Revenue

Increased 2 Percent to $3.8 Billion; Full Year 2009

Revenue Decreased 2 Percent to $14.6 Billion

Fourth Quarter 2009 GAAP Earnings Per Share

Increased 6 Percent to $0.92; Full Year 2009 GAAP

Earnings Per Share Increased 20 Percent to $4.51

2010 Total Revenue Expected to be in the Range of

$15.1 Billion to $15.5 Billion

2010 Adjusted Earnings Per Share Expected to be in the

Range of $5.05 to $5.25

THOUSAND OAKS, Calif. (Jan. 25, 2010) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS) of $1.05 for the fourth quarter of 2009, a decrease of 1 percent compared to $1.06 for the fourth quarter of 2008. Adjusted net income decreased 5 percent to $1,065 million in the fourth quarter of 2009 compared to $1,124 million in the fourth quarter of 2008.

Full year 2009 adjusted EPS were $4.91 versus $4.55 in 2008, an 8 percent increase. Full year 2009 adjusted net income was $5,014 million versus $4,885 million in 2008, a 3 percent increase.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Total revenue increased 2 percent during the fourth quarter of 2009 to $3,809 million versus $3,751 million in the fourth quarter of 2008. For the full year 2009, total revenue decreased 2 percent to $14,642 million from $15,003 million in 2008.

“We delivered solid performance in 2009 and look forward to growing our top and bottom line meaningfully in 2010,” said Kevin Sharer, Chairman and CEO. “We are ready and look forward to launching denosumab worldwide this year.”

Adjusted EPS and adjusted net income for the fourth quarter and full year 2009 and 2008 exclude, for the applicable periods, stock option expense, certain expenses related to acquisitions, restructuring and legal settlements, the resolution of certain transfer pricing issues with the Internal Revenue Service (IRS) and certain other items. In addition, adjusted EPS and adjusted net income for the fourth quarter and full year 2009 and 2008 exclude the incremental non-cash interest expense resulting from a change in accounting for convertible debt as discussed below. These expenses and other items are itemized on the attached reconciliation tables.

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS were $0.92 in the fourth quarter of 2009, an increase of 6 percent compared to $0.87 in the same quarter last year. GAAP net income of $931 million in the fourth quarter of 2009 increased 1 percent from $925 million in the fourth quarter of 2008. For the full year 2009, Amgen’s reported GAAP EPS were $4.51, an increase of 20 percent compared to $3.77 for the full year 2008. For the full year 2009, GAAP net income was $4,605 million, an increase of 14 percent compared to $4,052 million for the full year 2008. GAAP net income for the full year 2009 was positively impacted by favorable tax settlements aggregating approximately $220 million. In addition, GAAP net income for the full year 2008 was negatively impacted by accruals for legal settlements of $288 million. Effective Jan. 1, 2009, Amgen adopted a new accounting standard which changed the method of accounting for the Company’s convertible notes. In addition, as required, the Company also revised its previously reported financial statements to apply this change in accounting to prior periods. Under this new accounting method, the Company’s GAAP EPS and net income have been reduced as a result of recognizing incremental non-cash interest expense. In connection with adopting this new accounting standard, Amgen recorded additional non-cash interest expense of $64 million and $61 million in the fourth quarter of 2009 and 2008, respectively, and $250 million and $235 million in the full year 2009 and 2008, respectively. In addition, the Company’s previously reported GAAP EPS for the fourth quarter of 2008 and full year 2008 have been reduced by $0.04 per share to $0.87 per share and $0.13 per share to $3.77 per share, respectively, as a result of adopting this new accounting method.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Product Sales Performance

During the fourth quarter of 2009, total product sales increased 2 percent to $3,743 million from $3,674 million in the fourth quarter of 2008. Sales in the U.S. totaled $2,882 million, a decrease of 1 percent versus $2,900 million in the fourth quarter of 2008. International sales increased 11 percent to $861 million versus $774 million for the fourth quarter of 2008. Changes in foreign exchange positively impacted fourth quarter 2009 sales by $35 million. Excluding the impact of foreign exchange, total product sales increased 1 percent and international product sales increased 7 percent. For the full year, total product sales were $14,351 million in 2009 versus $14,687 million in 2008, a 2 percent decrease. U.S. sales for the full year totaled $11,135 million, a decrease of 3 percent versus $11,460 million in the prior year. International sales for the full year were relatively unchanged at $3,216 million versus $3,227 million in the prior year. Changes in foreign exchange negatively impacted full year sales by $213 million. Excluding the impact of foreign exchange, total product sales decreased 1 percent and international sales increased 6 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) decreased 8 percent to $648 million in the fourth quarter of 2009 versus $706 million during the fourth quarter of 2008. In the U.S., Aranesp sales decreased 20 percent to $288 million in the fourth quarter of 2009 versus $361 million in the fourth quarter of 2008. This decrease in U.S. sales in the fourth quarter of 2009 primarily reflects a decline in demand and unfavorable changes in wholesaler inventories. The decline in demand reflects the negative impact, primarily in the supportive cancer care setting, of a product label change which occurred in August 2008, and a decrease in average net sales price. International Aranesp sales increased 4 percent to $360 million versus $345 million in the fourth quarter of 2008 due to changes in foreign exchange which positively impacted fourth quarter 2009 sales by approximately $15 million. Excluding the impact of foreign exchange, worldwide product sales decreased 10 percent and international product sales were unchanged. For the full year, worldwide Aranesp sales were $2,652 million in 2009 versus $3,137 million in 2008, a 15 percent decrease. This decrease in sales was primarily due to a decline in U.S. demand reflecting the product label change noted above, and to a lesser extent, changes in accounting estimates, primarily related to product sales return reserves that positively impacted 2008, and the negative impact of foreign exchange.

Sales of EPOGEN® (Epoetin alfa) increased 9 percent to $703 million in the fourth quarter of 2009 versus $646 million in the fourth quarter of 2008 primarily due to an increase in demand. The increase in demand is principally due to patient population growth, increased dose utilization and an increase in average net sales price. For the full year, EPOGEN sales were $2,569 million in 2009 versus $2,456 million in 2008, a 5 percent increase. This increase in sales is principally due to demand.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) increased 2 percent to $1,202 million in the fourth quarter of 2009 versus $1,180 million for the fourth quarter of 2008, driven primarily by increased demand for Neulasta. Combined sales of Neulasta and NEUPOGEN in the U.S. were $880 million in the fourth quarter of 2009 versus $884 million in the fourth quarter of 2008, relatively unchanged due to a mid-single digit increase in demand offset by unfavorable changes in wholesaler inventories. The increase in demand was driven by an increase in average net sales price and an increase in units sold. Combined international sales increased 9 percent to $322 million in the fourth quarter of 2009 versus $296 million for the same quarter in the prior year. This growth reflects increased demand, driven by the continued conversion from NEUPOGEN to Neulasta and expansion into newer territories, and changes in foreign exchange which positively impacted fourth quarter sales by approximately $12 million. Excluding the impact of foreign exchange, combined worldwide product sales increased 1 percent and international product sales increased 5 percent. For the full year, worldwide combined sales of Neulasta and NEUPOGEN were relatively unchanged at $4,643 million in 2009 versus $4,659 million in 2008. Increased demand for Neulasta was offset by the negative impact of changes in foreign exchange and unfavorable changes in wholesaler inventories.

Sales of Enbrel® (etanercept) were relatively unchanged in the fourth quarter of 2009 at $912 million versus $913 million during the same period in 2008. ENBREL sales in the fourth quarter were affected by a low single digit decline in units sold due to increased competitive activity in dermatology, offset by an increase in average net sales price. For the full year, ENBREL sales decreased 3 percent to $3,493 million in 2009 versus $3,598 million in 2008. This decrease reflects the unfavorable change in wholesaler inventory resulting from the 2008 wholesaler inventory build related to the shift of ENBREL to a wholesaler distribution model, partially offset by an increase in demand. ENBREL continues to maintain a leading position in both the rheumatology and dermatology segments.

Worldwide sales of Sensipar® (cinacalcet) increased 12 percent to $171 million in the fourth quarter of 2009 versus $153 million during the fourth quarter of 2008. For the full year, Sensipar sales were $651 million in 2009 versus $597 million in 2008, a 9 percent increase. The growth in the fourth quarter and full year was principally driven by international demand.

Vectibix® (panitumumab) sales for the fourth quarter of 2009 were $66 million as compared to $46 million in the fourth quarter of 2008. Sales growth for the fourth quarter was driven by international demand as a result of recent launches of Vectibix in Europe. For the full year, worldwide Vectibix sales were $233 million in 2009 versus $153 million in 2008, a 52 percent increase. This increase was driven by international demand, partially offset by lower U.S. sales driven by a decrease in units sold.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Operating Expense Analysis on an Adjusted Basis:

Cost of sales decreased 3 percent to $535 million in the fourth quarter of 2009 versus $549 million in the fourth quarter of 2008. This decrease was primarily driven by lower excess capacity charges and lower excess inventory write-offs which were partially offset by less favorable product mix and higher sales volume.

For the full year, cost of sales was $2,078 million in 2009 versus $2,193 million in 2008, a decrease of 5 percent. This decrease was due to lower excess capacity charges, lower sales volume, lower royalty expenses, and lower excess inventory write-offs. These reductions were partially offset by less favorable product mix and higher fill and finish costs resulting from lower utilization at our manufacturing facility in Puerto Rico.

Research & Development (R&D) expenses increased 12 percent to $864 million in the fourth quarter of 2009 versus $770 million in the fourth quarter of 2008. This increase was primarily due to higher licensing fees of $60 million associated with the Array BioPharma agreement, higher staff related costs, and costs associated with on-going collaborations in the early and mid-stage pipeline.

For the full year, R&D expenses were $2,739 million in 2009 versus $2,910 million in 2008, a decrease of 6 percent. The full year decrease was due to lower clinical trial costs primarily for our denosumab and Vectibix registrational studies and lower staff related costs.

Selling, General & Administrative (SG&A) expenses increased 9 percent to $1,159 million in the fourth quarter of 2009 versus $1,062 million in the fourth quarter of 2008. This increase was due to increased spending for activities in anticipation of the approval and launch of Prolia™ (denosumab) and higher staff related costs partially offset by expense recoveries associated with the GlaxoSmithKline collaboration agreement for Prolia in postmenopausal osteoporosis (PMO) in Europe, Australia, New Zealand, and Mexico.

Excluding expenses associated with the Pfizer profit share of $308 million and $309 million in the fourth quarter of 2009 and 2008, respectively, adjusted SG&A expenses in the fourth quarter of 2009 increased 13 percent versus the same quarter last year.

For the full year, SG&A expenses increased 1 percent to $3,737 million in 2009 versus $3,708 million in 2008. This increase was primarily driven by increased spending for activities in preparation and anticipation of approval and launch of Prolia and increased promotional expenses for marketed products. These increases were partially offset by lower

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

litigation expenses, lower enterprise resource planning (ERP) system related expenses, lower staff related costs, lower expenses associated with the Pfizer profit share, and expense recoveries associated with the GlaxoSmithKline collaboration agreement for Prolia. Excluding Pfizer profit share expenses of $1,163 and $1,195 in 2009 and 2008, respectively, adjusted SG&A expenses for the full year 2009 increased 2 percent versus the full year 2008.

The adjusted tax rate in the fourth quarter of 2009 was 15.9 percent compared to 19.0 percent in the fourth quarter of 2008. The decrease in the adjusted tax rate is primarily due to increased bulk manufacturing and profits in Puerto Rico, and the favorable tax impact of changes in revenue and expense mix, partially offset by the benefit of the extension of the Federal R&D tax credit in the fourth quarter of 2008.

For the full year 2009, the adjusted tax rate was 16.9 percent compared to 21.7 percent for the full year 2008. The decrease in the full year adjusted tax rate is primarily due to increased bulk manufacturing and profits in Puerto Rico, the favorable tax impact of changes in revenue and expense mix, and the favorable impact of settling IRS and California tax audits for prior years, the impact of which is specific to 2009.

During the fourth quarter of 2009, Amgen repurchased approximately 22 million shares of common stock at a total cost of $1.2 billion. For the full year 2009, Amgen repurchased approximately 59 million shares of common stock at a total cost of $3.2 billion. The Company currently has $6 billion remaining under its authorized stock repurchase program.

Average diluted shares for adjusted EPS in the fourth quarter of 2009 were 1,012 million versus 1,061 million in the fourth quarter of 2008 and 1,021 million in the full year 2009 versus 1,074 million in the full year 2008.

Capital expenditures for the fourth quarter of 2009 were approximately $144 million versus $178 million in the fourth quarter of 2008. For the full year 2009, capital expenditures were $530 million versus $672 million in the full year 2008. Operating cash flow for 2009 increased 6 percent to approximately $6.3 billion versus approximately $6.0 billion in 2008. Worldwide cash and marketable securities were $13.4 billion and adjusted outstanding debt was $11.2 billion as of Dec. 31, 2009. The Company’s adjusted outstanding debt excludes the impact of adopting a new accounting standard on the carrying values of its convertible debt. The Company’s outstanding debt presented in accordance with GAAP was $10.6 billion as of Dec. 31, 2009.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

2010 Guidance

The Company expects total revenue for 2010 to be in the range of $15.1 billion to $15.5 billion. Amgen expects 2010 adjusted EPS to be in the range of $5.05 to $5.25, excluding stock option expense, certain expenses related to prior acquisitions and the non-cash interest expense resulting from a change in accounting for our convertible debt.

With respect to other guidance, Amgen’s expectation for the 2010 adjusted tax rate is that it will be in the range of 20 percent to 21 percent.

The Company expects 2010 capital expenditures to be approximately $600 million.

Fourth Quarter Product and Pipeline Update

The Company provided updates on selected products and clinical programs.

Denosumab: The Company announced that it has submitted the information requested by the FDA in the Prolia Complete Response Letter for PMO.

The Company also announced that results from the prostate skeletal related events (SREs) study (‘103) are expected in the first quarter of 2010. The Company discussed the worldwide submission of a Biological License Application (BLA) later this year for the treatment of SREs in advanced cancer patients. The BLA submission will contain data from three Phase 3 SRE studies.

In addition, the Company announced that it anticipates data from the Phase 3 bone metastasis prevention study in prostate cancer (‘147) in the second half of 2010.

Sensipar/Mimpara: Based on current event rates, the Company announced that it anticipates completion of the Phase 3 Evaluation of Cinacalcet Therapy to Lower Cardiovascular Events (EVOLVE) study in dialysis patients in 2011.

Motesanib: The Company announced that enrollment is nearly complete in the Phase 3 1st-line non-small cell lung cancer study (MONET1). Based on current event rates, the Company anticipates completion of the study in 2011.

AMG 386: The Company announced that it plans to initiate a Phase 3 program in ovarian cancer.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the three and twelve months ended Dec. 31, 2009 and 2008. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP) basis as of Dec. 31, 2009. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented in the format of condensed consolidated statements of income solely to facilitate a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2008, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2009					Three Months Ended December 31, 2008
	GAAP	Adjustments		“Adjusted”		GAAP (a)	Adjustments		“Adjusted”
Revenues:
Product sales	$3,743	$—		$3,743		$3,674	$—		$3,674
Other revenues	66	—		66		77	—		77

Total revenues	3,809	—		3,809		3,751	—		3,751

Cost of sales (excludes amortization of certain acquired intangible assets presented below)	538	(3	)(b)	535		558	(4	)(b)	549
							(5	)(c)
Research and development	891	(9	)(b)	864		798	(11	)(b)	770
		(18	)(d)				(17	)(d)
Selling, general and administrative	1,180	(15	)(b)	1,159		1,111	(11	)(b)	1,062
		(6	)(c)				(38	)(c)
Amortization of certain acquired intangible assets	73	(73	)(e)	—		73	(73	)(e)	—
Other charges	4	1	(c)	—		74	(53	)(c)	—
		(5	)(f)				(21	)(f)

Total operating expenses	2,686	(128)		2,558		2,614	(233)		2,381

Operating income	1,123	128		1,251		1,137	233		1,370
Interest expense, net	142	(64	)(g)	78		132	(61	)(g)	71
Interest and other income, net	94			94		88	1	(c)	89

Income before income taxes	1,075	192		1,267		1,093	295		1,388
Provision for income taxes	144	58	(j)	202		168	96	(n)	264

Net income	$931	$134		$1,065		$925	$199		$1,124

Earnings per share:
Basic	$0.93			$1.06		$0.88			$1.07
Diluted (o)	$0.92			$1.05	(b)	$0.87			$1.06	(b)
Average shares used in calculation of earnings per share:
Basic	1,006			1,006		1,055			1,055
Diluted (o)	1,011			1,012	(b)	1,061			1,061	(b)

(a) - (o)	See explanatory notes on the following pages, which includes a discussion in note (a) of the retrospectively applied change in method of accounting for our convertible notes.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Year ended December 31, 2009					Year ended December 31, 2008
	GAAP	Adjustments		“Adjusted”		GAAP (a)	Adjustments		“Adjusted”
Revenues:
Product sales	$14,351	$—		$14,351		$14,687	$—		$14,687
Other revenues	291	—		291		316	—		316

Total revenues	14,642	—		14,642		15,003	—		15,003

Cost of sales (excludes amortization of certain acquired intangible assets presented below)	2,091	(12	)(b)	2,078		2,296	(13	)(b)	2,193
		(1	)(c)				(6	)(c)
							(84	)(h)
Research and development	2,864	(49	)(b)	2,739		3,030	(46	)(b)	2,910
		(6	)(c)				(3	)(c)
		(70	)(d)				(70	)(d)
							(1	)(i)
Selling, general and administrative	3,820	(54	)(b)	3,737		3,789	(44	)(b)	3,708
		(29	)(c)				(37	)(c)
Amortization of certain acquired intangible assets	294	(294	)(e)	—		294	(294	)(e)	—
Other charges	67	(34	)(c)	—		380	(92	)(c)	—
		(33	)(f)				(288	)(f)

Total operating expenses	9,136	(582)		8,554		9,789	(978)		8,811

Operating income	5,506	582		6,088		5,214	978		6,192
Interest expense, net	578	(250	)(g)	328		551	(235	)(g)	316
Interest and other income, net	276			276		352	10	(c)	362

Income before income taxes	5,204	832		6,036		5,015	1,223		6,238
Provision for income taxes	599	293	(j)	1,022		963	390	(n)	1,353
		87	(k)
		25	(l)
		18	(m)

Net income	$4,605	$409		$5,014		$4,052	$833		$4,885

Earnings per share:
Basic	$4.53			$4.94		$3.79			$4.57
Diluted (o)	$4.51			$4.91	(b)	$3.77			$4.55	(b)
Average shares used in calculation of earnings per share:
Basic	1,016			1,016		1,070			1,070
Diluted (o)	1,021			1,021	(b)	1,075			1,074	(b)

(a) - (o)	See explanatory notes on the following pages, which includes a discussion in note (a) of the retrospectively applied change in method of accounting for our convertible notes.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	Effective January 1, 2009, we adopted a new accounting standard that changed the method of accounting for convertible debt that may be partially or wholly settled in cash, which includes our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt and equity components of our convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in Stockholders’ equity in our Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms.

In connection with applying this new accounting to prior periods, we recorded $61 million and $235 million of additional non-cash interest expense in the three and twelve months ended December 31, 2008, respectively. As a result, our previously reported results of operations calculated in accordance with GAAP have been revised for the three and twelve months ended December 31, 2008, as follows:

	Three months ended December 31, 2008
	As originally reported	Effect of the accounting standard	“Revised”
Operating income	$1,137	$—	$1,137
Interest expense, net	71	61	132
Interest and other income, net	88	—	88

Income before income taxes	1,154	(61)	1,093
Provision for income taxes	193	(25)	168

Net income	$961	$(36)	$925

Earnings per share:
Basic	$0.91	$(0.03)	$0.88
Diluted	$0.91	$(0.04)	$0.87

	Year ended December 31, 2008
	As originally reported	Effect of the accounting standard	“Revised”
Operating income	$5,214	$—	$5,214
Interest expense, net	316	235	551
Interest and other income, net	352	—	352

Income before income taxes	5,250	(235)	5,015
Provision for income taxes	1,054	(91)	963

Net income	$4,196	$(144)	$4,052

Earnings per share:
Basic	$3.92	$(0.13)	$3.79
Diluted	$3.90	$(0.13)	$3.77

(b)	To exclude the impact of stock option expense. For the three and twelve months ended December 31, 2009 and 2008, the total pre-tax expense for employee stock options was $27 million and $115 million, respectively, and $26 million and $103 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and twelve months ended December 31, 2009 and 2008 was as follows:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
“Adjusted” diluted EPS, excluding stock option expense	$1.05	$1.06	$4.91	$4.55
Impact of stock option expense (net of tax)	(0.02)	(0.02)	(0.08)	(0.07)

“Adjusted” diluted EPS, including stock option expense	$1.03	$1.04	$4.83	$4.48

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AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

(c)	To exclude the following (expenses)/recoveries associated with our restructuring plan announced in August 2007 and certain additional cost savings initiatives subsequently identified, as follows:

	Separation costs (1)	Asset impairment (2)	Other (3)	Total
Three months ended December 31, 2009
Selling, general and administrative (SG&A)	$—	$—	$(6)	$(6)
Other charges	1	—	—	1

	$1	$—	$(6)	$(5)

Three months ended December 31, 2008
Cost of sales (excludes amortization of certain acquired intangible assets)	$—	$(5)	$—	$(5)
SG&A	—	(17)	(21)	(38)
Other charges	(3)	(21)	(29)	(53)
Interest and other income, net	—	—	(1)	(1)

	$(3)	$(43)	$(51)	$(97)

Year ended December 31, 2009
Cost of sales (excludes amortization of certain acquired intangible assets)	$—	$(1)	$—	$(1)
Research and development (R&D)	3	(8)	(1)	(6)
SG&A	2	—	(31)	(29)
Other charges	(30)	—	(4)	(34)

	$(25)	$(9)	$(36)	$(70)

Year ended December 31, 2008
Cost of sales (excludes amortization of certain acquired intangible assets)	$—	$(6)	$—	$(6)
R&D	(3)	—	—	(3)
SG&A	—	(17)	(20)	(37)
Other charges	(7)	(36)	(49)	(92)
Interest and other income, net	—	—	(10)	(10)

	$(10)	$(59)	$(79)	$(148)

(1)	Severance and other separation costs partially offset in 2009 by the reversal of previously accrued expenses for bonuses and stock-based compensation awards, which will be forfeited as a result of the employees’ termination.

(2)	In 2008, asset impairment charges principally incurred in connection with the rationalization of our worldwide manufacturing operations in order to gain cost efficiencies.

(3)	To exclude (i) from SG&A in 2009 and 2008, primarily integration costs associated with certain cost saving initiatives, (ii) from Other charges in 2009 and 2008, loss accruals for leases principally related to certain facilities that will not be used in our business and (iii) from Interest and other income, net in 2008, loss accrual on the sale of certain less significant marketed products and related assets.

(d)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the acquisitions of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).

(e)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.

(f)	To exclude loss accruals for settlements of certain legal proceedings.

(g)	To exclude the incremental non-cash interest expense resulting from our adoption of a new accounting standard for our convertible notes (see (a) above).

(h)	To exclude the write-off of inventory resulting from a strategic decision to change manufacturing processes.

(i)	To exclude merger related expenses incurred due to the Alantos Pharmaceutical Holding, Inc. acquisition, primarily related to incremental costs associated with retention.

(j)	To reflect the tax effect of the above adjustments for 2009, excluding certain of the loss accruals for settlements of legal proceedings (see (f) above).

(k)	To exclude the income tax benefit (expense) recognized as the result of resolving certain transfer pricing issues with the Internal Revenue Service (“IRS”) for prior periods.

(l)	To exclude the net tax benefit resulting from adjustments to previously established deferred taxes, primarily related to prior acquisitions and stock option expense, due to changes in California tax law effective for future periods.

(m)	To exclude the tax benefit principally related to certain prior period charges excluded from “Adjusted” earnings.

(n)	To reflect the tax effect of the above adjustments for 2008, excluding (i) certain of the restructuring charges (see (c) above), (ii) certain of the loss accruals for settlements of legal proceedings (see (f) above) and (iii) certain components of the write-off of inventory (see (h) above).

- MORE -

AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

(o)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three months ended December 31, 2009			Three months ended December 31, 2008
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$931	$1,065		$925	$1,124

Shares (Denominator):
Weighted-average shares for basic EPS	1,006	1,006		1,055	1,055
Effect of dilutive securities	5	6	(*)	6	6	(*)

Weighted-average shares for diluted EPS	1,011	1,012		1,061	1,061

Diluted earnings per share	$0.92	$1.05		$0.87	$1.06

	Year ended December 31, 2009			Year ended December 31, 2008
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$4,605	$5,014		$4,052	$4,885

Shares (Denominator):
Weighted-average shares for basic EPS	1,016	1,016		1,070	1,070
Effect of dilutive securities	5	5	(*)	5	4	(*)

Weighted-average shares for diluted EPS	1,021	1,021		1,075	1,074

Diluted earnings per share	$4.51	$4.91		$3.77	$4.55

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and twelve months ended December 31, 2009 and 2008 were computed under the treasury stock method assuming that we do not expense stock options.

- MORE -

AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Aranesp® - U.S.	$288	$361	$1,251	$1,651
Aranesp® - International	360	345	1,401	1,486
EPOGEN® - U.S	703	646	2,569	2,456
Neulasta® - U.S.	651	655	2,527	2,505
NEUPOGEN® - U.S.	229	229	901	896
Neulasta® - International	225	193	828	813
NEUPOGEN® - International	97	103	387	445
Enbrel® - U.S.	853	858	3,283	3,389
Enbrel® - Canada	59	55	210	209
Sensipar® - U.S.	109	106	429	412
Sensipar® - International	62	47	222	185
Vectibix® - U.S.	25	25	97	108
Vectibix® - International	41	21	136	45
Other product sales - U.S.	24	20	78	43
Other product sales - International	17	10	32	44

Total product sales	$3,743	$3,674	$14,351	$14,687

U.S.	$2,882	$2,900	$11,135	$11,460
International	861	774	3,216	3,227

Total product sales	$3,743	$3,674	$14,351	$14,687

- MORE -

AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	December 31, 2009	December 31, 2008 (a)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$13,442	$9,552
Trade receivables, net	2,109	2,073
Inventories	2,220	2,075
Other current assets	1,161	1,521

Total current assets	18,932	15,221
Property, plant and equipment, net	5,738	5,879
Intangible assets, net	2,567	2,988
Goodwill	11,335	11,339
Other assets	1,057	1,000

Total assets	$39,629	$36,427

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,873	$3,886
Current portion of other long-term debt	—	1,000

Total current liabilities	3,873	4,886
Convertible notes	4,512	4,257
Other long-term debt	6,089	4,095
Other non-current liabilities	2,488	2,304
Stockholders’ equity	22,667	20,885

Total liabilities and stockholders’ equity	$39,629	$36,427

Shares outstanding	995	1,047

(a)	As discussed in more detail above in the notes to the Reconciliation of GAAP Earnings to “Adjusted” Earnings, effective January 1, 2009, we adopted a new accounting standard, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. As a result, our previously reported Consolidated Balance Sheet as of December 31, 2008 has been revised as follows:

	December 31, 2008
	As originally reported	Effect of the accounting standard		“Revised”
Other non-current assets	$1,016	$(16)		$1,000
Convertible notes	5,081	(824	)(1)	4,257
Other non-current liabilities .	1,995	309	(2)	2,304
Stockholders’ equity	20,386	499	(3)	20,885

(1)	The reduction in Convertible notes reflects the bifurcation of the equity components of our convertible notes partially offset by the accretion of the reduced carrying values resulting from the recognition of non-cash interest expense through December 31, 2008.

(2)	The increase in Other non-current liabilities reflects the impact of deferred income taxes.

(3)	The increase in Stockholders’ equity reflects the addition of the equity components of our convertible notes, partially offset by (i) non-cash interest expense recognized through December 31, 2008 related to the accretion of the reduced carrying values of our convertible notes and (ii) the impact of deferred income taxes.

- MORE -

AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In billions)

(Unaudited)

	December 31, 2009
	GAAP	Adjustments for the accounting standard		“Adjusted”
Total debt outstanding	$10.6	$0.6	(a)	$11.2

(a)	To exclude the impact of the adoption of a new accounting standard which changed the method of accounting for our convertible notes, as discussed on the preceding pages.

- MORE -

AMGEN’S FOURTH QUARTER ADJUSTED EPS DECREASED 1 PERCENT TO $1.05;

FULL YEAR ADJUSTED EPS INCREASED 8 PERCENT TO $4.91

Amgen Inc.

Reconciliation of GAAP Earnings Per Share Guidance to “Adjusted”

Earnings Per Share Guidance for the Year Ending December 31, 2010

(Unaudited)

2010
GAAP earnings per share (diluted) guidance	$4.56 - $4.78

Known adjustments to arrive at “Adjusted” earnings*:
Amortization of acquired intangible assets, product technology rights (a)	0.19
Incremental non-cash interest expense (b)	0.17
Stock option expense (c)	0.07 - 0.09
Amortization of acquired intangible assets, R&D technology rights (d)	0.04

“Adjusted” earnings per share (diluted) guidance	$5.05 - $5.25

*	The following known adjustments are presented net of their related tax impact of approximately $0.27 to $0.28 per share.

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude the incremental non-cash interest expense resulting from our adoption of a new accounting standard related to our convertible debt.

(c)	To exclude stock option expense.

(d)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

Amgen Inc.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2010

(Unaudited)

2010
GAAP tax rate guidance	17.7% - 19.0%
Tax rate effect of known adjustments discussed above	2.0% - 2.3%

“Adjusted” tax rate guidance	20.0% - 21.0%